[Translation]
Agreement

Sensata Technologies Korea Ltd. (hereinafter, the “Company”) and the Sensata Sub-Branch of the Daejeon Chungbuk Branch of the Korean Metal Workers' Union, (collectively referred to hereinafter as the “Union”) hereby agree to execute this Agreement on any and all matters including the ongoing collective bargaining agreement as follows:

1.	The Union and the Company agree to implement the Voluntary Separation Program as follows:

A.
Eligibility: Regular and contract employees working in the Jincheon Factory as of the date of this Agreement (except for employees under the fixed term employment agreement after separation under the previous Voluntary Separation Program and employees of IBU, EP/SP business, and CS departments).

B.	Date of Separation: October 23, 2012

C.	Severance allowance:
(1) Normal Severance: It shall be paid pursuant to the Rules of Employment.
(2) Special Voluntary Separation Severance

[***]

(3) Period of payment
a. Normal Severance: It shall be paid within fourteen (14) days from the effective date of separation
b. Special Voluntary Separation Severance: It shall be paid within seven (7) days from the separation date on the condition that all requirements in accordance with this Agreement are satisfied.

D.	Special Voluntary Separation Severance shall be paid on the conditions that (i) all of the eligible employees apply for the Voluntary Separation Program under this Agreement and

Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

the Company provides approval of all employees' application and (ii) this Agreement is performed by the Union and employees applying for the Voluntary Separation Program.

E.
Conclusion of an employment agreement on a fixed-term basis: All of employees applying for the Voluntary Separation Program shall enter into an employment agreement on a fixed-term basis for three (3) months and faithfully perform their duties during the term of the agreement. The fixed-term of the employment agreement may be extended or shortened according to the production management plan of the Jincheon Factory. The Company may terminate the employment agreement by notifying the concerned employee of the expiration date designated by the Company at least one (1) month prior to the intended date of expiration. However, in the event that the concerned employees fail to perform their duties for three (3) months, they shall return the Special Voluntary Separation Severance to be paid.

F.	Announcement period of the Voluntary Separation Program: It shall be from October 18, 2012 to October 22, 2012.

2.	Operation of the Jincheon Factory

A.	The Union shall cooperate with the Company in order to secure the level of production based on the Company's production management plan of the Jincheon Factory.

B.	The Union shall cooperate with the smooth transfer of the production lines outside of Korea in accordance with the Company' transfer plan.

C.
The Union agrees on the use of contract employees or outsourcing, if deemed necessary by the Company based on the Company's production management plan for the Jincheon Factory, including for circumstances such as resignations of the Union members, etc.

3.	Entire agreement

The Company and the Union acknowledge that all matters between the Company and the Union are settled by this Agreement and the Company shall withdraw the ongoing application for the mediation after the execution of this Agreement.

4.	Compliance with the Agreement

A.	The Company and the Union shall perform this Agreement in good faith.

B.
For the fulfillment of this Agreement, the Company shall implement the Voluntary Separation Program and the Union shall fulfill agreed duties, including submission of the Application for Voluntary Separation.

C.	Special Voluntary Separation Severance shall be paid within seven (7) days from the effective separation date. Otherwise, this Agreement shall be deemed as null and void.

October 17, 2012

Sensata Technologies Korea Ltd.

/s/ Seung-Dae Kim
Seung-Dae Kim
Factory Manager

The Korean Metal Workers' Union Sensata Sub-Branch

/s/ Eun-Mi Kim
Eun-Mi Kim
Head of Sub-Branch